UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

 June 22, 2015

LUMIOX, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-201647	61-1742034
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Office 7, Vaynor House 2, Vaynor Rd., Milford Haven, Pembrokeshire, UK SA73 2NB (Address of principal executive offices)

08081782620
 (Registrant's telephone number, including area code)

___N/A___
(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On June 22, 2015, Lumiox, Inc. (the “Company”), was informed by the Securities and Exchange Commission that the Public Company Accounting Oversight Board revoked the registration of the Company’s independent accounts, Harris & Gillespie CPA’s PLLC (“Harris”). The auditor report by Harris in the financial statements of the Company for the year ended October 31, 2014 did not contain an adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, other than as related to the Company’s ability to continue as a going concern.

During the Company's two most recent fiscal years, the subsequent interim periods thereto, and through June 8, 2015, there were no disagreements (as defined in Item 304 of Regulation S-K) with Harris on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Harris, would have caused it to make reference in connection with its opinion to the subject matter of the disagreement. Further, during the Company's two most recent fiscal years, the subsequent interim periods thereto, and through June 8, 2015, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company attempted to furnish Harris with a copy of this disclosure on February 10, 2016, providing Harris with the opportunity to furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree.  However, Harris has been dissolved and no longer exists, so the Company was unable to obtain such letter.

On June 8, 2015, the Company engaged Gillespie & Associates, PLLC as its independent accountant to provide auditing services for any prior periods audited by Harris that the Company may rely on in the future and going forward for the Company. Prior to such engagement, the Company had no consultations with Gillespie & Associates, PLLC. The decision to hire Gillespie & Associates, PLLC was approved by the Company’s Board of Directors.

SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 10, 2016

Lumiox, Inc. /s/ Michael Paul Jarvie —————————————— By: Michael Paul Jarvie Title: Chief Executive Officer